Exhibit 10.4

July 30, 2020

PERSONAL AND CONFIDENTIAL

H. Keith Jennings

Dear Keith,

At Weatherford, we have an exceptional team of people working together in more than 100 countries around the world to solve the toughest energy challenges through a unique portfolio of technologies and safe, efficient processes.

We are delighted to extend the following job offer to join us at Weatherford.

We look forward to working with you and believe that you can make a very significant, positive contribution to the success of Weatherford. Our company offers you an opportunity to put your experience, abilities, dedication, energy and creativity to excellent use. Welcome to the Team!

We appreciate your careful consideration of the terms and conditions included in this offer letter.
A summary of your benefits can be found on the following pages.

This offer is contingent upon you successfully providing the necessary pre-hire documentation (including evidence of your right to work) and completion of any pre-hire testing relevant to your employment location.

Please review the enclosed information and contact Ellen Chin or me if you have any questions or concerns. I would appreciate your acceptance of this new opportunity by signing below and returning your signed copy as soon as possible. The offer will remain open for 7 business days, after which time it will automatically expire.

We look forward to welcoming you to Weatherford.

Sincerely,

/s/ Karl Blanchard

Karl Blanchard
On and behalf of Weatherford

Weatherford

www.weatherford.com

PERSONAL INFORMATION

Name	Herbert Keith Jennings
Position Title	Executive Vice President and Chief Financial Officer
Location	2000 St. James Place Houston, TX 77056 USA

POINT OF CONTACT

Manager	Karl Blanchard
HR	Ellen Chin

EMPLOYMENT PACKAGE INFORMATION

BASE SALARY
US $500,000 ANNUALLY
Your base salary will be paid semi-monthly via the normal payroll cycle.

EXECUTIVE NON-EQUITY INCENTIVE COMPENSATION PLAN (EICP)
100% OF ANNUAL BASE SALARY AT “TARGET” REWARD OPPORTUNITY
You are eligible to participate in the Weatherford Executive Non-Equity Incentive Compensation Plan (EICP), subject to terms and conditions of the plan, as amended from time to time. Any incentive payout from the EICP will be prorated for your period of employment, calculated from your hire date.

2020 LONG TERM CASH INCENTIVE PLAN (LTCIP)
325% OF ANNUAL BASE SALARY
Upon joining the Company, you will be awarded a long-term cash incentive award equal to 325% of base salary which will vest in accordance with the LTCIP vesting schedule (with the time-based portion of the award vesting in equal installments on each of December 31, 2020, 2021 and 2022) and is subject to approval by the Board of Directors and subject to acceptance of the award agreement and the terms and conditions of the 2020 LTCIP. Any incentive payout from the LTCIP will be prorated for your period of employment, calculated from your hire date.

LONG TERM INCENTIVE (LTI)
For 2021 and subsequent years, you are eligible for consideration under Weatherford’s Annual Equity Incentive Plan (EIP) or other long-term incentive plans that may be approved by the Board.  Your eligibility to receive Awards under the EIP or any other long-term incentive plan is subject to approval by the Board of Directors, or a committee thereof, of Weatherford International and subject always to the terms and conditions of Weatherford International plc 2019 Equity Incentive Plan, as may be amended from time to time by Weatherford International or any other long term incentive plan that may be adopted by the Board.

Any future grants, annual and otherwise, will be at the discretion of the Board and subject to the terms and conditions of the current or future Long-Term Incentive Program in place. The award of any incentive is discretionary, and subject to approval of Management and to the Terms and Conditions of the Award Agreement.

SIGN-ON BONUS
US $250,000 PAYABLE AFTER JOINING
US $250,000 PAYABLE SIX (6) MONTHS AFTER HIRE DATE
Your initial sign on bonus payment will be paid via the next payroll cycle after commencement of your employment. The remaining payment will be paid as indicated. You must be on the payroll and an active employee of the company at the time of any future payments to be eligible to receive the payment. Should you voluntarily resign your employment with Weatherford or if you are involuntarily terminated for cause within twelve (12) months of each payment, you agree to immediately repay the full amount which has been paid to you without proration. Should you voluntarily resign your employment with Weatherford or if you are involuntarily terminated for cause within twelve (12) months to twenty-four (24) months of each payment date, you agree to immediately repay fifty percent (50%) of the amount.

Departure after each payment:
0 and 12 months	100% of each sign-on bonus payment
12 and 24 months	50% of each sign-on bonus payment

RELOCATION ALLOWANCE
US $150,000
Upon joining, Weatherford will pay you a relocation allowance of $150,000. This relocation allowance is subject to repayment should you resign or be terminated for cause (as solely determined by Weatherford) within the first two (2) years of the effective date of hire.

Departure within:
0 and 12 months	100% of total relocation allowance
12 and 24 months	50% of total relocation allowance

CHANGE IN CONTROL AGREEMENT
MULTIPLE 2X
In connection with your employment, you will be covered under the Company’s Change in Control Policy (the “CIC Agreement”), with a 2x multiple.

SEVERANCE BENEFITS
You will be eligible to receive Executive severance benefits in the event of a termination without cause and without a Change in Control in the amount of twelve (12) months of annual base salary plus your EICP target reward opportunity, except if such termination occurs during the “protected period”. The “protected period” is defined as the period within six (6) months of the hire of the company’s Chief Executive Officer. If termination without cause and without a Change in Control occurs during the protected period, you will be eligible to receive an additional six (6) months of annual base salary and an additional 50% of the EICP target reward opportunity. Any such severance benefits will be subject to your execution of the Company’s release of claims.

ANNUAL LEAVE
30 DAYS PER YEAR
Your annual leave will accrue on a calendar year basis and will be pro-rated in the first year of employment in line with your employment start date. The Company will also provide you with an additional ten (10) Company designated holidays.

BENEFITS PROGRAM
We are pleased to offer you participation in Weatherford’s benefits program on your first day of employment. Please see enclosed Weatherford Benefits Summary.

You will receive a Welcome Letter from our Benefits Department within 2 to 3 weeks of your start date, providing you with your access ID and instructions to complete your enrollment online. You will have 31 days from date of hire to enroll otherwise your plan will default to the basic single coverage.

START DATE
Your expected start date will be on or around September 1, 2020 and will be confirmed following successful completion of all pre-employment testing and, if applicable, on the obtaining of any necessary immigration documentation required to allow you to work.

PRE-EMPLOYMENT REQUIREMENTS

This offer of employment and your subsequent employment with Weatherford are contingent upon the following conditions:

•Proof of your right to work.  You will be required to produce evidence that you have the legal right to work on your first day.
•Satisfactory completion of a company medical examination/ drug and alcohol test.  You will be required to pass a drug and alcohol test and / or medical prior to commencing employment.
•Receipt of background / reference check.  You must complete the necessary background check and / or provide the names of referees (one of whom should be your most recent employer);
•Verification of your qualifications by Weatherford.  This will either form part of your background check or you will be required to produce evidence of your educational/professional qualifications to the company before or on the first day of your employment.
•Satisfactory completion of any probationary period.

By accepting this offer of employment, you certify that:
•You will abide by the terms of any enforceable non-competition agreement you have with your current employer and confirm the fact that you will not bring with you to Weatherford, nor at any time attempt to use, any confidential, non-public information of your current or past employers in the performance of your work for Weatherford.

This letter does not represent an offer of employment for any specified term. Your employment will be at will, which means that either you or Weatherford may terminate your employment at any time for any reason or no reason whatsoever.

Please confirm your acceptance of this offer by electronically signing this offer letter below. Upon your acceptance of this offer, you will be contacted to schedule a convenient time and location for the company medical / drug and alcohol test. This offer shall remain open until 5:00pm Central Time on August 7, 2020. The offer shall automatically expire, become null and void in all respects unless the same is accepted by you in writing and returned to Weatherford as requested herein by the date and time set forth in the previous sentence.

We are excited to have you join us and look forward to working together to make Weatherford a leader in the oilfield service marketplace.

Printed Name	Keith Jennings
Signature	/s/ H. Keith Jennings
Date	8/6/2020